Press Release

Glenda Minor, Holly Van Deursen Appointed to Albemarle Corporation
Board of Directors

CHARLOTTE, N.C., July 23, 2019 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, announced today that its Board of Directors has appointed Glenda Minor and Holly Van Deursen to the Board, effective July 23, 2019. Minor will serve as a member of the Board’s Audit & Finance Committee and Nominating & Governance Committee, and Van Deursen will serve as a member of the Board’s Executive Compensation Committee and Health, Safety & Environment Committee. The Board also increased its size from 11 to 13 directors in connection with their appointments.

“Glenda and Holly bring wide-ranging experiences from the chemical industry, strategy, operations and finance to our Board of Directors,” said Luke Kissam, Albemarle’s Chairman and CEO. “We welcome their skill sets to our Board, and know their years of leadership experience will add tremendous value to Albemarle and our shareholders.”

Minor is Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm which advises companies on financial, strategic and operational initiatives. She was formerly Senior Vice President and Chief Financial Officer of Evraz North America Limited, a leading steel manufacturer, and has held executive finance roles at Visteon Corporation, DaimlerChrysler, General Motors Corporation and General Dynamics Corporation. Minor serves on the board of Curtiss-Wright Corporation.

Van Deursen has more than 25 years of chemicals industry experience. She is the former Group Vice President, Petrochemicals, BP, and has held senior positions across North America, Europe and Asia. She has extensive experience in the chemical industry and 13 years of board leadership experience.

About Albemarle
Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,400 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Media Contact: Hailey Quinn, (980) 299-5640, Hailey.Quinn@albemarle.com
Investor Relations Contact: David Ryan, (980) 299-5641, David.Ryan@albemarle.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.

1